UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 8, 2024

KOSMOS ENERGY LTD.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-35167	98-0686001
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

8176 Park Lane Dallas, Texas	75231
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: +1 214 445 9600

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 Par Value	KOS	New York Stock Exchange London Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement

On March 8, 2024, Kosmos Energy Ltd. (the “Company”) completed its previously announced sale of $400 million aggregate principal amount of its 3.125% convertible senior notes due 2030 (the “Notes”), which includes the full exercise of the initial purchasers’ option to purchase up to an additional $50 million in aggregate principal amount of Notes, to the initial purchasers in a private placement in reliance on Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), and for resale by the initial purchasers to persons reasonably believed to be qualified institutional buyers pursuant to the exemption from registration provided by Rule 144A under the Securities Act. The Company issued such Notes under the indenture dated March 8, 2024 (the “Indenture”) among the Company, the guarantors named therein (the “Guarantors”) and Wilmington Trust, National Association, as trustee.

The Indenture

The Notes will bear interest at a rate of 3.125% per year, payable semi-annually in arrears on March 15 and September 15 of each year, beginning on September 15, 2024. The Notes will mature on March 15, 2030, unless earlier converted, redeemed or repurchased.

The Notes will be senior, unsecured obligations of the Company. The Notes will rank pari passu with the Company’s existing senior notes and the Company’s revolving credit facility. The Notes will be guaranteed (i) on a senior, unsecured basis by certain of the Company’s existing subsidiaries that guarantee on a senior basis the Company’s revolving credit facility and the Company’s existing senior notes, and (ii) on a subordinated, unsecured basis by certain of the Company’s existing subsidiaries that borrow under or guarantee the Company’s commercial debt facility and guarantee on a subordinated basis the Company’s revolving credit facility and the Company’s existing senior notes.

The initial conversion rate of the Notes is 142.4501 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), per $1,000 principal amount of Notes (which is equivalent to an initial conversion price of approximately $7.02 per share). The conversion rate will be subject to adjustment upon the occurrence of certain events specified in the Indenture but will not be adjusted for accrued and unpaid interest. In addition, upon the occurrence of a Make-Whole Fundamental Change (as defined in the Indenture) or if the Company delivers a Redemption Notice (as defined in the Indenture), the Company will, in certain circumstances, increase the conversion rate by a number of additional shares of Common Stock as described in the Indenture for a holder who elects to convert its Notes in connection with such Make-Whole Fundamental Change or to convert its Notes called (or deemed called) for redemption in connection with such Redemption Notice, as the case may be.

Prior to the close of business on the business day immediately preceding December 15, 2029, the Notes will be convertible at the option of the holders thereof only under the following circumstances: (1) during any calendar quarter commencing after the calendar quarter ending on June 30, 2024 (and only during such calendar quarter), if the last reported sale price of the Common Stock for at least 20 trading days (whether or not consecutive) during a period of 30 consecutive trading days ending on, and including, the last trading day of the immediately preceding calendar quarter is greater than or equal to 130% of the conversion price on each applicable trading day; (2) during the five business day period after any five consecutive trading day period (the “measurement period”) in which the trading price per $1,000 principal amount of Notes for each trading day of the measurement period was less than 98% of the product of the last reported sale price of the Common Stock and the conversion rate on each such trading day; (3) if the Company calls such Notes for redemption, at any time prior to the close of business on the second scheduled trading day immediately preceding the redemption date, but only with respect to the Notes called (or deemed called) for redemption; or (4) upon the occurrence of specified corporate events. On or after December 15, 2029 until the close of business on the second scheduled trading day immediately preceding the maturity date, holders may convert their Notes at any time. Upon conversion, the Company will pay cash up to the aggregate principal amount of the Notes to be converted and pay or deliver, as the case may be, cash, shares of Common Stock or a combination of cash and shares of Common Stock, at its election, in respect of the remainder, if any, of its conversion obligation in excess of the aggregate principal amount of the Notes being converted.

In the event of certain tax law changes, the Company may redeem the Notes in whole, but not in part. In addition, the Company may redeem for cash all or any portion of the Notes (subject to a partial redemption limitation), at its option, on or after March 22, 2027 and prior to the 41st scheduled trading day immediately preceding the maturity date, if the last reported sale price of the Common Stock has been at least 130% of the conversion price then in effect for at least 20 trading days (whether or not consecutive), including the trading day immediately preceding the date on which the Company provides notice of redemption, during any 30 consecutive trading day period ending on, and including, the trading day immediately preceding the date on which the Company provides the related notice of redemption. In the case of any redemption, the redemption price will be equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date. No sinking fund is provided for the Notes.

Upon the occurrence of a Fundamental Change (as defined in the Indenture) prior to the maturity date of the Notes, holders of the Notes may require the Company to repurchase all or a portion of the Notes for cash at a price equal to 100% of the principal amount of the Notes to be repurchased, plus any accrued and unpaid interest to, but excluding, the Fundamental Change Repurchase Date (as defined in the Indenture).

The Indenture contains customary terms and covenants. If an event of default occurs and is continuing, either the trustee or the holders of at least 25% in aggregate principal amount of the outstanding Notes may declare 100% of the principal of and accrued and unpaid interest, if any, on all of the Notes to be due and payable. In case of certain events of bankruptcy, insolvency or reorganization involving the Company, any of it significant subsidiaries or group of subsidiaries that, taken together, would constitute a significant subsidiary, 100% of the principal of and accrued and unpaid interest on the Notes will automatically become due and payable immediately. The following events are considered “events of default” with respect to the Notes, which may result in the acceleration of the maturity of the Notes:

•	the Company defaults in any payment of interest on the Notes when due and payable and the default continues for a period of 30 days;

•	the Company defaults in the payment of principal on the Notes when due and payable at the stated maturity, upon optional redemption, upon any required repurchase, upon declaration of acceleration or otherwise;

•	failure by the Company to comply with its obligation to convert the Notes in accordance with the Indenture upon exercise of a holder’s conversion right and such failure continues for a period of three business days;

•	failure by the Company to issue a notice of Fundamental Change (as defined in the Indenture) or a notice of certain specified corporate transactions, in either case when due and such failure continues for three business days;

•	failure by the Company or any Guarantor to comply with its obligations under the Indenture with respect to consolidation, merger and sale of assets of the Company or the Guarantor, as the case may be;

•	failure by the Company to comply with any of its other agreements contained in the Notes or the Indenture for a period of 60 days after written notice from the Trustee or the holders of at least 25% in principal amount of the Notes then outstanding has been received;

•	default by the Company, any of its significant subsidiaries or group of subsidiaries that, taken together, would constitute a significant subsidiary, with respect to any mortgage, agreement or other instrument under which there may be outstanding, or by which there may be secured or evidenced, any indebtedness for money borrowed in excess of $125,000,000 (or its foreign currency equivalent) in the aggregate of the Company, any such significant subsidiary and/or any such group of subsidiaries, whether such indebtedness now exists or shall hereafter be created (i) resulting in such indebtedness becoming or being declared due and payable or (ii) constituting a failure to pay the principal or interest of any such indebtedness when due and payable at its stated maturity, upon required repurchase, upon declaration of acceleration or otherwise, and such acceleration shall not have been rescinded or annulled or such failure to pay shall not have been cured, as the case may be, within 30 days after written notice to the Company by the trustee or to the Company and the trustee by the holders of at least 25% in principal amount of the Notes then outstanding has been received;

•	certain events of bankruptcy, insolvency or reorganization of the Company, any of its significant subsidiaries or group of subsidiaries that, taken together, would constitute a significant subsidiary;

•	a final judgment or judgments for the payment of $125,000,000 (or its foreign currency equivalent) or more (excluding any amounts covered by insurance) in the aggregate rendered against the Company, any of its significant subsidiaries or group of subsidiaries that, taken together, would constitute a significant subsidiary, which judgment is not discharged, bonded, paid, waived or stayed within 60 days after (i) the date on which the right to appeal thereof has expired if no such appeal has commenced, or (ii) the date on which all rights to appeal have been extinguished;

•	any guarantee by a significant subsidiary or group of subsidiaries that, taken together, would constitute a significant subsidiary, ceases to be in full force and effect, other than in accordance with the terms of the Indenture, or a Guarantor denies or disaffirms its obligations under its guarantee; or

•	all or substantially all of the undertakings, assets and revenues of the Company and any of its significant subsidiaries or group of subsidiaries that, taken together, would constitute a significant subsidiary, taken as a whole, is condemned, seized or otherwise appropriated (other than in accordance with its terms) by any person acting under the authority of any national, regional or local government or the Company is, or any of its significant subsidiaries or group of subsidiaries that, taken together, would constitute a significant subsidiary, is, prevented by such person for a period of 60 consecutive days or longer from exercising normal control over all or substantially all of the undertaking, assets and revenues of the Company, such significant subsidiary or such group of subsidiaries, as the case may be

The foregoing description is qualified in its entirety by reference to the text of the Indenture and the Form of 3.125% Convertible Senior Notes due 2030, which are attached as Exhibits 4.1 and 4.2, respectively, to this Current Report on Form 8-K and are incorporated herein by reference.

Capped Call Transactions

On March 5, 2024, concurrently with the pricing of the Notes, and on March 6, 2024, in connection with the exercise in full by the initial purchasers of their option to purchase additional Notes, the Company entered into privately negotiated capped call transactions with certain of the initial purchasers or their respective affiliates and certain other financial institutions (the “Option Counterparties”). The Company used $49.8 million of the net proceeds from the offering of the Notes to pay the cost of the capped call transactions. The capped call transactions are expected generally to reduce the potential dilution to the Common Stock upon any conversion of Notes and/or offset any cash payments the Company is required to make in excess of the principal amount of converted Notes, as the case may be, with such reduction and/or offset subject to a cap initially equal to $10.80 per share (which represents a premium of 100% over the last reported sale price of the Common Stock on March 5, 2024). The capped call transactions are separate transactions, entered into by the Company with the Option Counterparties, and are not part of the terms of the Notes.

Copies of the forms of confirmation for the capped call transactions are filed as Exhibit 10.1 and 10.2 to this Current Report on Form 8-K and are incorporated by reference herein. The foregoing description of the terms of the capped call transactions does not purport to be complete and is qualified in its entirety by reference to such exhibits.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Form 8-K is incorporated by reference to this Item 2.03.

Item 3.02. Unregistered Sales of Equity Securities.

The information set forth under Item 1.01 is incorporated herein by reference.

The Company issued and sold the Notes to the initial purchasers in a private offering in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act. The purchase agreement among the Company, the Guarantors and the initial purchasers of the Notes also contemplated the resale of the Notes to persons reasonably believed to be qualified institutional buyers in reliance on Rule 144A of the Securities Act. The Company relied on these exemptions from registration based in part on representations made by the initial purchasers of the Notes. The Notes and the shares of Common Stock issuable upon conversion of the Notes, if any, have not been registered under the Securities Act, or any state securities laws, and the Notes and the shares of Common Stock issuable upon conversion of the Notes, if any, may not be offered or sold in the United States absent registration or the availability of exemptions from the registration requirements of the Securities Act and applicable state securities laws. The Company does not intend to file a shelf registration statement for the resale of the Notes or the shares of Common Stock, if any, issuable upon conversion of the Notes. Initially, a maximum of 74,074,040 shares of the Common Stock may be issued upon conversion of the Notes, based on the initial maximum conversion rate of 185.1851 shares of Common Stock per $1,000 principal amount of Notes, which is subject to customary anti-dilution adjustment provisions.

Item 9.01	Financial Statements and Other Exhibits

(c) Exhibits

Exhibit No.	Description
4.1	Indenture dated March 8, 2024 among the Company, the guarantors named therein and Wilmington Trust, National Association, as trustee.
4.2	Form of 3.125% Convertible Senior Notes due 2030
10.1	Form of Base Capped Call Transaction Confirmation.
10.2	Form of Additional Capped Call Transaction Confirmation.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 8, 2024

KOSMOS ENERGY LTD.

By:	/s/ Jason E. Doughty
Jason E. Doughty
Senior Vice President, General Counsel and Corporate Secretary